Exhibit 10.1

July 15, 2014

Charles Bernhardt
23 Birch Road
Malvern, PA 19355

RE:           Interim Chief Financial Officer position

Dear Charles:

We are pleased to offer you the temporary position of Interim Chief Financial Officer at Echo Therapeutics, Inc. (the “Company”), reporting to the Company’s Chief Executive Officer.  Your base salary will be $220,000 per year. This is a full time temporary position and we expect you to devote all of your working time and attention to it.  If you accept this offer, your start date will be July 16, 2014. In addition, for the period of July 11, 2014 through July 15, 2014, you will be employed by the Company as the Special Advisor to the Chief Executive Officer.

During this period, you are eligible to receive medical and dental insurance. The Company currently pays 80% of the premium for medical and dental coverage, with the employee paying the remaining 20% of the premium.

Please review the enclosed Confidentiality Agreement carefully.  Your employment is contingent upon your acceptance of the obligations set forth in this document.  If you have any questions regarding this document, please contact me at 215-717-4108.

This letter is a summary of the terms of the Company’s employment offer to you.  It is not a contract and employment is at-will.  It is also understood that this letter does not alter your right or the Company’s right to terminate the employment relationship, at any time, with or without cause and with or without notice.

If you wish to accept this offer, please sign below and return this letter and a signed Confidentiality Agreement to me.

We hope that you will be joining us at Echo Therapeutics and we look forward to working with you.

Sincerely,

/s/ Kimberly Burke

Kimberly Burke
Interim Chief Executive Officer
Accepted this 16th day of July, 2014:

/s/ Charles Bernhardt
Charles Bernhardt